Exhibit 99.1

Veneer Sales Increase Sharply as Remedent Announces Opening of New Super Spa  in Taipei, Taiwan

DEURLE, BELGIUM--(Marketwire - 06/01/10) - Remedent, Inc. (OTC.BB:REMI - News), an international company specializing in research, development, and manufacturing of oral care and cosmetic dentistry products, announced today that its April sales from its Beijing Spa increased by 5 times the sales generated in March 2010. In addition, April revenues from its Hong Kong spa, which opened in April, have already exceeded the highest monthly revenue generated by any of Remedent's spas. Remedent continues to expand in Asia by opening a new super spa in Taipei, Taiwan on May 28.

"We are very excited with the results from our Asian operations and the results continue to be extremely impressive. Our clinic which originally opened in Beijing, China, in the third calendar quarter of 2009, was the first dental spa to offer pain free cosmetic dentistry in Beijing. Veneer sales doubled in the fourth calendar quarter of 2009 over the third quarter and then tripled again in the first calendar quarter of 2010 compared to the fourth calendar quarter in 2009. Sales in April 2010 alone, approximated what we did the whole of the prior quarter ended March 31, 2010. In addition to this, Glamsmile Taiwan opened its two floor facility on Friday, May 28th. Our strategy is to make Glamsmile synonymous with a beautiful smile in Asia and we are very excited to open operations in Taipei, Taiwan and hope to mirror the success we see in both Beijing and Hong Kong," said Guy De Vreese, Chief Executive Officer of Remedent.

About Remedent

Remedent, Inc. specializes in the research, development, manufacturing and marketing of oral care and cosmetic dentistry products. The company serves the professional dental industry with breakthrough technology for dental veneers, bridges and crowns that are recognized worldwide for their technological superiority and ease-of-application. These products are supported by a line of professional veneer whitening and teeth sensitivity solutions. Headquartered in Belgium, Remedent distributes its products to more than 35 countries worldwide. For more information, go to http://www.remedent.com.

Forward-Looking Statements

Statements in this press release contains forward-looking statements relating to Remedent, Inc. and its strategic and operational plans related to, and the expected financial impact of, the announced expansion in the Asian market. Statements in this press release that are "forward-looking statements" are based on current expectations and assumptions that are subject to risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Remedent's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," "projects," "project," to be uncertain and forward-looking. Actual results may differ materially because of such risks and uncertainties and the reported results and projections should not be considered as an indication of future performance. For further information regarding risks and uncertainties associated with Remedent's business, please refer to the risk factors described in Remedent's filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.